Exhibit 10.10

ELLA-BROWNSVILLE PIPELINE LEASE AGREEMENT

This Ella-Brownsville Pipeline Lease Agreement (this "Agreement"), effective as of August 1, 2006 (the "Effective Date"), is between SEADRIFT PIPELINE CORPORATION, a Delaware corporation ("Seadrift") and PENN-OCTANE CORPORATION, a Delaware corporation ("POC"), individually the "Party" and collectively the "Parties". This Agreement supercedes the Ella-Brownsville Pipeline Lease Agreement effective September 1, 1993, as amended on October 10, 1993, May 21, 1997 and October 26, 1999, respectively, by and between Seadrift and POC.

WITNESSETH:

WHEREAS, Seadrift owns a six-inch (6") pipeline, including fittings, footings, and supports, valve station and corrosion control equipment, and other appurtenances thereto, extending approximately one-hundred-twenty-one (121) miles from ExxonMobil Corporation's King Ranch Gas Plant in Kleberg County, Texas, to the fence line of certain property owned by the Brownsville Navigation District ("BND") in Cameron County, Texas, which property is currently leased to Penn Octane Corporation (POC), the location of which pipeline is approximately shown on Exhibits A-1 and A-2 attached hereto (hereinafter called the "Pipeline");

WHEREAS, Seadrift owns a three-inch (3") pipeline, including fittings, footings, and supports, valve station and corrosion control equipment, and other appurtenances thereto, extending 11.26 miles from Duke Energy Field Services LaGloria Gas Plant in Jim Wells County, Texas, to its intersection with the Pipeline in Kleberg County, Texas, the location of which pipeline is approximately shown on Exhibits A-1 and A-2 attached hereto (hereinafter called the "Pipeline Lateral");

WHEREAS, Seadrift has installed the Pipeline and the Pipeline Lateral (hereinafter sometimes collectively called the "Pipeline Facilities") pursuant to certain rights of way, easements, licenses, and other agreements as more particularly identified in Exhibit B attached hereto (hereinafter called the "Underlying Agreements");

WHEREAS, POC desires to lease the Pipeline and the Pipeline Lateral from Seadrift, subject to the terms and conditions hereinafter stated:

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, Seadrift and POC agree as follows:

I. CONVEYANCE

Seadrift does hereby lease and let to POC and POC does hereby hire and take from Seadrift the Pipeline and Pipeline Lateral, subject to the terms and conditions of this Agreement and the Underlying Agreements and all existing easements, covenants, restrictions, third-party rights, and other encumbrances.

II. TERM OF AGREEMENT

2.1  Lease Period - The term of this Agreement (hereinafter referred to as the "Term") shall commence on the Effective Date of this Agreement and, subject to the terms hereof, shall continue through December 31, 2013.

III. USE

3.1  POC shall have the exclusive right to use the Pipeline Facilities solely for the transportation of either refined petroleum products, propane, butane, or a mixture of propane and butane (herein individually and collectively called the "Product") and for no other product or substance, whether in gaseous, liquid, or any other form. POC shall not use the Pipeline Facilities for any other purpose, without the prior written consent of Seadrift, which consent may be arbitrarily withheld.

3.2  If, in the reasonable opinion of Seadrift's counsel, the existence of this Agreement or the use of the Pipeline Facilities by POC subjects Seadrift or any affiliate to the jurisdiction of, or regulation by, any federal or state authority as a common carrier, or otherwise, then Seadrift shall have the right to take such appropriate measures as are reasonably necessary to avoid such jurisdiction, including for example the modification or termination of this Agreement; and Seadrift shall have the right to give POC sixty (60) days' notice of its intention to modify or terminate this Agreement; however, during which period Seadrift and POC shall work in good faith to resolve the issue.

IV. FACILITIES

POC shall install or cause to be installed piping interconnections, pumping facilities, and metering equipment as may be necessary or appropriate to effect the handling and delivery of the Product. All changes and modifications to the Pipeline Facilities will be made in accordance with Seadrift's minimum safety standards and such other design and/or installation requirements as Seadrift may impose. Seadrift shall have the right to inspect such work prior to its completion and to require any appropriate remedial work, including the installation of shutoff valves and safety devices to maintain the Pipeline Facilities as separate and discrete from any facilities of third parties.

V. OPERATION AND MAINTENANCE OF PIPELINE FACILITIES

5.1  Operations.   POC shall be responsible for and will bear all of the expense for the operation of the Pipeline Facilities during the term of this Agreement, which is defined as the scheduling, dispatching, metering, pumping, analyzing, and other activities related to getting Product into and out of the Pipeline Facilities, the operation of all pumping, metering and analyzer equipment, performance of shutdowns and start-ups and preparation of pipeline segments for Maintenance to be performed by Seadrift ("Operation" or "Operating"). POC shall perform its obligations regarding its use of the Pipeline Facilities in accordance with any and all requirements and restrictions contained in the Underlying Agreements and all applicable local, state, and federal statutes, ordinances, rules, regulations, and requirements.

5.2  Maintenance - Seadrift shall keep and maintain the Pipeline Facilities in a safe and orderly condition and shall perform, at its expense, all necessary or appropriate maintenance, repair and replacement work, including without limitation all maintenance, repair and replacement of fittings, couplings, pipelines, footings and supports, pumping, metering, valve station and cathodic protection equipment and any other equipment or appurtenances comprising the Pipeline Facilities ("Maintenance"). For the purposes of this Agreement, Maintenance shall also include at a minimum the following work: right-of-way maintenance, valve station maintenance, cathodic protection, pipeline repairs and adjustments, inspection and surveillance of the Pipeline Facilities.

5.3  With advance notice provided to POC, Seadrift shall have the right to shut down the Pipeline and the Pipeline Lateral and/or displace the Product from the Pipeline and the Pipeline Lateral in order to make repairs.

5.4  Except as otherwise provided in this Agreement, POC shall not make any modifications, alteration, or additions to the Pipeline Facilities.

VI. FEES

6.1  Annual Fees - For the Pipeline use and maintenance services provided, POC agrees to pay Seadrift an annual fee of $1,600,000 for the exclusive use of the Pipeline Facilities ("Lease Fee") The Lease Fee shall be payable in advance in twelve (12) equal monthly installments of $133,333 each. The monthly payments shall be without setoff, countdown, or deduction for any reason whatsoever, together with all taxes, excises or other governmental impositions, other than those as measured by net income, due on account of such fees.

6.2  Invoicing and Payment - On or before the twentieth (20th) day of each month, Seadrift shall bill POC for the Lease Fee for the next calendar month. All fees are due and payable to Seadrift within ten (10) days from date of invoice. If payment is not received within ten (10) days from date of invoice, the amount billed shall from the date of the invoice until paid, bear interest calculated at an annual rate equal to the prime rate of interest plus two (2) percent as charged by Citibank N.A. of New York, New York, , provided that, if such interest rate exceeds the highest lawful rate, then interest hereunder shall be calculated at the highest lawful rate.

6.3  Except as otherwise specifically provided in Section 9.1, the fee set forth in Article 6.1 shall be absolutely net to Seadrift, and except as otherwise specifically provided herein, all costs, expenses, and obligations of every kind and nature whatsoever relating to the Pipeline Facilities which may arise or become due during the term of this Agreement shall be paid by POC.

VII. OPERATING PRESSURE

POC shall not cause or permit the Pipeline Facilities to be subjected to pressure exceeding 1,800 pounds per square inch gauge (psig) or otherwise cause or permit to arise with respect to the Pipeline Facilities any condition, state of facts, or occurrences which would damage or destroy the Pipeline Facilities or constitute a nuisance or hazard to the public health or safety.

VIII. TITLE AND RISK OF LOSS

8.1  Title and risk of loss for the Product located in the Pipeline Facilities, including any injection into or removal therefrom, shall remain at all times in POC, unless loss of Product is caused solely and proximately by the negligence or willful misconduct of Seadrift.

8.2  POC represents and warrants to Seadrift that,

A.  POC is knowledgeable and sophisticated with respect to the safe and proper handling of the Product.

B.  POC will take such measures as may be necessary or appropriate to protect the health, safety, and well-being of the public, its personnel, and any third parties with respect to any problems or risks associated with the performance of this Agreement or the existence of the Pipeline Facilities.

8.3  In no event shall Seadrift be liable to POC for any special, incidental, or consequential damages, including without limitation loss of profits due to the existence, use, or Operation of the Pipeline Facilities during the Term of this Agreement.

IX. TAXES

9.1  Seadrift shall pay and discharge all ad valorem taxes and assessments applicable to the Pipeline Facilities except the Product contained in the Pipeline Facilities pursuant to this Agreement and all payments otherwise required to be made under the Underlying Agreements in order to keep such Agreements in effect.

9.2  Except as set forth in Section 9.1, POC shall pay and discharge all taxes, excises, and other governmental impositions due on account of any fees or other payments made hereunder or otherwise arising out of this Agreement, other than any taxes imposed upon Seadrift as measured by net income.

X. TERMINATION OF LEASE

10.1  At the expiration or other termination of this Agreement, POC shall promptly vacate and yield up the Pipeline Facilities to Seadrift, in the same condition or order and repair in which they are required to be kept throughout the Term thereof, reasonable wear and tear excepted.

10.2  Prior to the expiration or other termination of this Agreement, POC shall cause all Product to be removed from the Pipeline Facilities, by purging or otherwise, and shall cause to be removed or otherwise eliminated any nuisances or dangerous, harmful, or unhealthful conditions arising during the Term of this Agreement with respect to the Pipeline Facilities. POC shall then fill the Pipeline Facilities with nitrogen at a minimum pressure of 70 psig.

XI. ENVIRONMENTAL MATTERS

11.1  Definitions.   For the purposes of this Agreement, the following terms have the meanings herein assigned to them:

"Claims" means any and all actual or alleged losses, costs, legal costs (including reasonable attorney fees, court costs and other costs of suit), expenses, injury (including personal injury, physical pain, illness, disease, death, property damage or any invasion of personal rights) liabilities, claims, demands, damages (direct or indirect), penalties, fines, judgments, assessments, and settlements, imposed on, incurred by, suffered by, or asserted against any Person or any property (whether or not on the basis of negligence, contract, tort, strict or absolute liability, breach of warranty, products liability, misrepresentation, violation of Laws or any causes whatsoever).

"Environmental Claim" means any notice of violation, Claims, abatement order or other order or direction (conditional or otherwise), or other mandatory communication for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, damage to the environment, other damages, violation of pollution standards, nuisance, pollution, contamination or other adverse effects on the environment, and/or for fines, penalties or restrictions, including all liabilities for or in respect of any Remedial Action, resulting from or based upon at any time
(i)
the existence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Specified Substance, in, into or onto the environment at, in, by, from, around or related to the Property or any part thereof;

(ii)	the use, handling, transportation, storage, treatment or disposal of Specified Substances in connection with the operation and maintenance of the Property or any part thereof;

(iii)	the violation, or alleged violation, of any Environmental Laws or any Authorizations issued pursuant to such Environmental Laws in connection with the Property or any part thereof or
(iv)	the failure to comply with an Environmental Law, including the Lost Time Value of Money.

"Environmental Liabilities" means all liabilities, whether strict, absolute, in negligence, in tort or under contract or arising under statute, regulation or other Laws, arising out of any Environmental Claim.

"Environmental Laws" means any and all Laws pertaining to the environment whose purpose is to protect the environment or wildlife and that are in effect in any and all jurisdictions in which the Property is located, including the Clean Air Act ("CAA"), as amended; the Rivers and Harbors Act, as amended (also known as the "Clean Water Act"); the Resource, Conservation and Recovery Act ("RCRA"), as amended; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended; the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended; the Toxic Substances Control Act ("TSCA"), as amended; the Hazardous Materials Transportation Act, as amended; and the Oil Pollution Act of 1990 ("OPA"), as amended.

"Governmental Body" means any federal, state, tribal, county, municipal, or other authority or judicial, administrative or regulatory agency, board, body, department, bureau, commission, instrumentality, court tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over the Property or any Party to this or any of the transactions or matters contemplated by this Agreement.

"Laws" means any applicable laws, ordinances, orders, rules, regulations, judgments or decrees or imposed practices of any Governmental Bodies, including the common or civil law, and those relating to occupational safety and health, consumer product safety, employee benefits, environmental laws, zoning laws or regulations.

"Lost Time Value of Money" is due to an acceleration of costs primarily caused by the other Party's voluntary conduct and not required or necessitated by any regulatory or reasonable business related conduct. Within thirty (30) days of the earlier of the termination or expiration date of this Agreement, Seadrift will submit to POC an invoice indicating the total actual cost of the remediation project incurred by Seadrift by month (based on third party invoices and excluding Seadrift's administrative and overhead costs), up to such termination or expiration date, along with supporting documentation. POC will pay the Lost Time Value of Money calculated on the monthly expenditures from such invoice based on the following calculation:

Lost Time Value of Money means that certain total amount of money resulting from the use of the following calculation wherein "i" equals the applicable interest rate, which rate shall be the quoted London Interbank Overnight Rate (LIBOR), "N" equals the compounding periods ( i.e. 2 years) and "X" equals the total cost of remediation.

Cost of remediation (1 + i)N = X X minus the Cost of remediation = Lost Time Value of Money

Example:

Remediation Project costs $500,000 (1 + .02)2 = $520,200
$520,200 minus $500,000 = $20,200 (Lost Time Value of Money)

"Property" means the Pipeline Facilities, and any and all associated appurtenances and equipment and real property identified in the Underlying Agreements.

"Release" means any presence, release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration in, into or out of the indoor or outdoor environment and whether above or below the surface of the earth (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Specified Substances), or in, into or out of any vessel or facility, including the movement of any Specified Substances through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

"Remedial Action" means any action, whether voluntary or compelled, that is reasonably necessary under Environmental Laws to
(i)	clean up, remediate, remove, treat or in any other way deal with Specified Substances,
(ii)
prevent any Release of Specified Substances in accordance with, or to the standards required by, applicable remedial criteria, whether such Release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment, or

(iii)
perform remedial studies, investigations, restoration or post-remedial studies, investigations and monitoring with respect to the presence of Specified Substances in accordance with, or to the standards required by, applicable remediation criteria.

"Specified Substances" means
(i)
any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste" or "toxic substances" or words of similar import under any applicable Environmental Law;

(ii)
any (A) oil, natural gas, petroleum or petroleum derived substance including the materials shipped in or associated with the Pipeline Facilities, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants, that, in the case of both (A) and (B), (1) pose a hazard to any of the Property, or to Persons on or about the Property or any lands that may be affected by the Release thereof or (2) cause any property mentioned in (1) to be in violation of any Environmental Law;

(iii)
asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls, and

(iv)	any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority.

11.2  Environmental Covenant.   POC covenants that POC shall not store, produce, generate, transport (except the Products included in this Agreement), dispose, treat or handle any Specified Substances at, under or around the property which the Pipeline Facilities traverses except with Seadrift's prior written consent. POC covenants that it will comply with any and all Environmental Laws, now in force and effect or which may be passed, enacted, issued, revised, required or promulgated hereafter, incident to, arising out of or in anyway connected with the utilization of the Property and/or any activities conducted under, pursuant to, or by virtue of this Agreement. Not by way of limitation of the foregoing obligations, but in furtherance thereof, POC hereby covenants that it will in no way release, discharge, dispose, discard, dump, bury or store, Specified Substances of any nature or kind in, on or around the Property.

11.3  POC'S ENVIRONMENTAL INDEMNITY.   POC AGREES THAT, AS OF THE SEPTEMBER 1, 1993 AND SOLELY AS BETWEEN THE PARTIES, POC SHALL AND ONLY TO THE EXTENT OF POC'S SHARE OF NEGLIGENCE, FAULT AND/OR STRICT LIABILITY:

(I)     BE SOLELY LIABLE AND RESPONSIBLE FOR ANY AND ALL CLAIMS AGAINST SEADRIFT OR ANY OF ITS REPRESENTATIVES WHICH ARISE AFTER SEPTEMBER 1, 1993: AND

(II)    INDEMNIFY, DEFEND AND SAVE SEADRIFT AND EACH OF ITS REPRESENTATIVES HARMLESS FROM ANY AND ALL CLAIMS WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THIRD PARTY CLAIMS) WHICH MAY BE BROUGHT AGAINST OR SUFFERED BY SEADRIFT OR ANY OF ITS REPRESENTATIVES OR WHICH THEY MAY SUSTAIN, PAY OR INCUR AS A RESULT OF ANY MATTER OR THING (INCLUDING THOSE INVOLVING PERSONAL INJURY, PHYSICAL PAIN, ILLNESS, DISEASE, DEATH OR PROPERTY DAMAGE OR ANY INVASION OF PERSONAL RIGHTS) ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH THE CONDITION OF THE PROPERTY, OR ANY ENVIRONMENTAL LIABILITIES PERTAINING TO THE PROPERTY, INCLUDING ALL REMEDIAL ACTIONS PERTAINING TO THE PROPERTY, ARISING FROM ANY RELEASE OF THE SPECIFIED SUBSTANCES SUBSEQUENT TO SEPTEMBER 1, 1993 OR BREACH OF POC'S COVENANTS AS SET FORTH IN SECTION 11.2.

11.4  SEADRIFT'S ENVIRONMENTAL INDEMNITY.   SEADRIFT AGREES THAT, AS OF THE EFFECTIVE DATE AND SOLELY AS BETWEEN THE PARTIES, SEADRIFT SHALL:

(I)     BE SOLELY LIABLE AND RESPONSIBLE FOR ANY AND ALL CLAIMS AGAINST POC OR ANY OF ITS REPRESENTATIVES WHICH OCCUR PRIOR TO SEPTEMBER 1, 1993; AND

(II)    INDEMNIFY, DEFEND AND SAVE POC AND EACH OF ITS REPRESENTATIVES HARMLESS FROM ANY AND ALL CLAIMS WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THIRD PARTY CLAIMS) WHICH MAY BE BROUGHT AGAINST OR SUFFERED BY POC OR ANY OF ITS REPRESENTATIVES OR WHICH THEY MAY SUSTAIN, PAY OR INCUR AS A RESULT OF ANY MATTER OR THING (INCLUDING THOSE INVOLVING PERSONAL INJURY, PHYSICAL PAIN, ILLNESS, DISEASE, DEATH OR PROPERTY DAMAGE OR ANY INVASION OF PERSONAL RIGHTS) ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH THE CONDITION OF THE PROPERTY, OR ANY ENVIRONMENTAL LIABILITIES PERTAINING TO THE PROPERTY, INCLUDING ALL REMEDIAL ACTIONS PERTAINING TO THE PROPERTY, ARISING FROM ANY RELEASE OF THE SPECIFIED SUBSTANCES PRIOR TO SEPTEMBER 1, 1993.

11.5  Allocation of Environmental Liability.   With regard to Sections 11.3 and 11.4, to the extent that it can not be demonstrated whether the Release of the Specified Substances occurred during the Lease Period, the Parties will split the liability and responsibility associated with such Release of the Specified Substances on 50/50 basis. In the event a Claim arises to which POC provides Seadrift indemnity under Section 11.3, Seadrift will provide the Remedial Action and provide the spill response, at the sole expense of POC. The costs associated with Seadrift providing such Remedial Action and the spill response for Claims indemnified under Section 11.3 will be similar to the level of costs Seadrift typically incurs for similar events when Seadrift bears 100% of the such costs on its own. Seadrift, as opposed to POC, shall provide all notices and communications to the Environmental Protection Agency and other Governmental Bodies regarding any Environmental Claim, Environmental Laws, Release or Remedial Action relating to the Property unless otherwise required by law. Each party represents and warrants to the other Party that to the best of its knowledge, there has not been any Release of any Specified Substances between September 1, 1993 and the Effective Date of this Agreement that has not been disclosed to the other Party.

XII. INDEMNITY, LIMITATION OF LIABILITY AND INSURANCE

12.1  GENERAL INDEMNIFICATION BY POC.   POC SHALL INDEMNIFY, DEFEND AND SAVE SEADRIFT AND EACH OF ITS REPRESENTATIVES HARMLESS FROM AND AGAINST POC'S SHARE OF FAULT OR NEGLIGENCE ATTRIBUTABLE TO ALL CLAIMS WHATSOEVER WHICH MAY BE BROUGHT AGAINST OR SUFFERED BY SEADRIFT OR ANY OF ITS REPRESENTATIVES OR WHICH THEY MAY SUSTAIN, PAY OR INCUR AS A RESULT OF ANY MATTER OR THING (INCLUDING THOSE INVOLVING PERSONAL INJURY, PHYSICAL PAIN, ILLNESS, DISEASE, DEATH OR PROPERTY DAMAGE OR ANY INVASION OF PERSONAL RIGHTS) ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH
(1)	THE PROPERTY OR ANY PART THEREOF OR INTEREST THEREIN, AS A RESULT OF AN ACTION, OMISSION OR FAILURE TO ACT WHICH OCCURS DURING THE TERM OF THIS AGREEMENT,
(2)	THE OPERATION OR USE OF THE PIPELINE FACILITIES AND EQUIPMENT BY POC OR ANY OF ITS REPRESENTATIVES,
(3)
ANY ACTION, EVENT OR CIRCUMSTANCE WHICH OCCURS OR EXISTS, OR IS ALLEGED TO HAVE OCCURRED OR EXISTED, ON, ABOUT, IN, OVER, OR UNDER THE PROPERTY BECAUSE OF POC'S OR ITS REPRESENTATIVE'S USE THEREOF OR PRESENCE THEREON, OR

(4)	THE RIGHTS OR OBLIGATIONS PROVIDED TO POC THROUGH THIS AGREEMENT.

12.2  SCOPE OF INDEMNIFICATION PROVISIONS.   IT IS SEADRIFT AND POC'S INTENT THAT POC SHALL TO THE EXTENT OF POC'S SHARE OF THE NEGLIGENCE, FAULT AND/OR STRICT LIABILITY, DEFEND, INDEMNIFY AND HOLD HARMLESS SEADRIFT AND EACH OF ITS REPRESENTATIVES AGAINST ALL OF THE CONSEQUENCES OF 1) THE NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY OF SEADRIFT OR ITS REPRESENTATIVES OCCURRING JOINTLY, CONCURRENTLY, AND/OR COMPARATIVELY WITH THE NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY OF POC AND/OR ANY OTHER PERSON THAT IS NOT SEADRIFT OR ANY OF ITS REPRESENTATIVES OR 2) THE NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY OF POC AND/OR ANY OTHER PERSON THAT IS NOT SEADRIFT OR ANY OF ITS REPRESENTATIVES, INCLUDING BUT NOT LIMITED TO JOINT, COMPARATIVE, AND/OR CONCURRENT NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY OF POC AND/OR ANY OTHER PERSON THAT IS NOT SEADRIFT OR ANY OF ITS REPRESENTATIVES.

12.3  LIMIT ON LIABILITY.   NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS REPRESENTATIVES HAVE ANY LIABILITY HEREUNDER AND NEITHER PARTY MAY NOT MAKE ANY CLAIM HEREUNDER OR IN RESPECT OF ANY INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OF REVENUES, PROFITS, OR BUSINESS OR OTHER ECONOMIC LOSS ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT.

12.4  Insurance.   The Parties shall at their own expense, obtain insurance as provided below with insurance carriers rated at least A- by A.M. Best, and authorized to do business in the state or area in which the Pipeline Facilities are located. Such shall be in force commencing on the Effective Date of this Agreement and shall remain in force during the Term of this Agreement. Permission is specifically granted each Party to self insure any portion of these requirements provided a comprehensive program of self insurance is utilized.

1.
Workers' Compensation Insurance and Employer's Liability Insurance including occupational disease in accordance with the laws of the state(s) where the work or services are to be performed. The Parties and all subcontractors of any tier must be subscribers to statutory Workers' Compensation Insurance.

(a)	Workers' Compensation Insurance shall have the minimum limits as required by statute for the state(s) where the work or services will be performed.

(b)	Employer's Liability Insurance shall have the following minimum limits:

(i)	Bodily Injury by accident - $1,000,000 each accident;

(ii)	Bodily Injury by disease - $1,000,000 each employee; and

(iii)	Bodily Injury by disease - $1,000,000 policy limit.

2.
Commercial General Liability Insurance, including Contractual liability, products, completed operations (completed operations coverage shall be extended for a period of 3 years following final acceptance of the work or services), and personal injury liability coverage, with limits of not less than $5,000,000 per occurrence

3.
Automobile Liability Insurance, on each and every unit of automobile equipment, whether owned, non-owned, hired, operated, or used by the Parties and/or its Subcontractors of any tier in the performance of this Agreement or any Agreement or purchase order to which this Agreement applies, covering injury, including death, and property damage, in an amount not less than $1,000,000 per accident.

4.
Excess Liability or Umbrella insurance in excess of the limits and terms of the underlying liability insurances described in the foregoing subsections 1, 2, and 3, with a minimum combined single limit for bodily injury and property damage of $5,000,000 per occurrence,

The amounts of insurance required in the foregoing subsections 1, 2, and 3 and this subsection 4 may be satisfied by each party purchasing coverage in the amounts specified or by any combination thereof, so long as the total amount of insurance meets the requirements specified above.

5.
At its sole cost and expense, POC shall maintain and keep in effect throughout the Term of this Agreement, fire and extended coverage insurance upon the Pipeline Facilities in the amount of their full replacement value. The proceeds and other benefits of such insurance shall be payable to the insured and Seadrift. It is understood that POC shall be responsible for obtaining or maintaining adequate insurance coverage for the Product POC shall release and hold harmless Seadrift from any claims, damages, loss, or liability arising as a result of damage or destruction to the Product or other property of POC in the event of a fire or other occurrence or any other condition now existing or hereafter arising with respect to the Pipeline Facilities. POC shall obtain from its insurance carriers a waiver of the right of subrogation against Seadrift for any loss or damage by fire or any other cause within the scope of said insurance policies.

6.	Additional Insurance Requirements - POC shall abide by the following additional insurance requirements:

(a)
Add to Policies as Additional Insured: All insurance policies purchased and maintained in compliance with Section 12.4.1 as well as any excess and/or umbrella insurance policies, shall name Seadrift and Seadrift's parent and/or Affiliates as additional insureds.

(b)
Waiver of Subrogation: All insurance policies purchased and maintained in compliance with Section 12.4.1 as well as any excess and/or umbrella insurance policies, shall be endorsed to provide that underwriters and insurance companies of POC shall not have any right of subrogation against Seadrift or Seadrift's parent and/or Affiliates.

(c)
Primary Insurance: All insurance policies purchased and maintained in compliance with Section 12.4.1 as well as any excess and/or umbrella insurance policies, shall be endorsed to provide that the coverage provided by POC's insurance shall always be primary coverage and non-contributing with respect to any insurance carried by Seadrift or Seadrift's parent and/or Affiliates.

(d)
Notice of Cancellation: All insurance policies purchased and maintained in compliance with Section 12.4.1 as well as any excess and/or umbrella insurance policies, shall be endorsed to provide that 30 days' prior written notice shall be given Seadrift or Seadrift's parent and/or Affiliates in the event of cancellation or material change in the policies.

(e)
Liability Endorsement: All insurance policies purchased and maintained in compliance with Section 12.4.1 as well as any excess and/or umbrella insurance policies, shall be endorsed to provide coverage for liability assumed by POC under all written agreements between the applicable Seadrift Afflliate(s) and POC.

(f)
Waiver of Right of Recovery: POC and its Subcontractors of any tier at all times shall waive any right of recovery against Seadrift or Seadrift's parent and/or Affiliates for loss or damage covered by insurance policies of the types purchased and maintained in compliance with Section 12.4.1 as well as any excess and/or umbrella insurance policies, regardless of whether or not so maintained.

(g)
Certificates: POC shall furnish Seadrift or Seadrift's parent and/or Affiliates, prior to the commencement of any work or services in connection with this Agreement or any agreement or purchase order to which this Agreement applies, with a certificate or certificates, or copy of the policy properly executed by the insurance carrier, showing all the insurance described in Subsections 12.4.1, and, in the case of a certificate or certificates, including specific reference to compliance with Subsections 12.4.6(a), (b), (c), (d), and (e) and containing the following statement, "The General Liability and any excess and/or umbrella liability insurance certified hereunder includes coverage for liability assumed by the Insured under all written agreements between The DOW Chemical Company and the insured.

XIII. MANDATED PIPELINE ALTERATIONS

If alteration to the Pipeline Facilities, including but not limited to lowerings or relocations, are mandated by any regulatory authority, easement, or other event, then Seadrift shall be responsible for determining and making and bearing the cost of such alterations. However, if the mandated alterations are a direct result of transporting Product by POC, or if the alterations would not be required of an idle pipeline, then Seadrift shall have the right to terminate this Agreement with one hundred and twenty (120) days' prior written notice to POC. If Seadrift notifies POC of its decision to terminate the Agreement for the above reasons, then POC shall have the option to (i) agree to pay the cost of such mandated alterations, and (ii) commence work to make such mandated alterations within one hundred and twenty (120) days and therefore continue under this Agreement.

XIV. PIPELINE IMPROVEMENT, MODIFICATIONS, ADDITIONS

14.1  With the consent of Sea drift, which consent may not be unreasonably withheld, POC may choose to make improvements, modifications, or additions to the Pipeline Facilities which are reasonably necessary for the transportation of Product.

14.2  POC shall be fully responsible for the cost of such improvements, modifications, or additions and for ensuring that they meet all local, state, and federal statutes and regulations and are in accordance with Seadrift's HS&EA requirements.

14.3  All improvements, modifications, and additions to the Pipeline Facilities shall become the property of Seadrift except those which POC can readily remove without jeopardizing the integrity of the Pipeline Facilities and provided that POC obtains Seadrift's expressed written consent prior to removing said improvements, modifications and/or additions.

XV. DEFAULT

15.1  Each of the following shall be deemed a default by POC and a breach of this Agreement:

A.    (i)    filing of a petition for adjudication as a bankrupt, or for reorganization, or for an arrangement under any federal or state statute:

(ii)	dissolution or liquidation of POC, without the transfer to and assumption by a financially responsible third party of this Agreement;
(iii)	appointment of a permanent or temporary receiver or a permanent or temporary trustee of all or substantially all the property of POC;
(iv)	taking possession of the property of POC by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization, or liquidation; or
(v)	making by POC of an assignment for the benefit of creditors.

If any event mentioned in this Section 15.1 A. shall occur, Seadrift may thereupon or at any time thereafter elect to terminate this Agreement upon ten (10) days' prior written notice to POC and this Agreement shall terminate on the day in such notice specified with the same force and effect as if that date had been fixed for the expiration of the Term of this Agreement.

B.    (i)    Default in the payment of the fees or any other amount herein reserved or any part thereof for a period of ten (10) days after written notice from Seadrift.

(ii)   Default in the performance or any other covenant or condition of this Agreement on the part of POC to be performed for a period of thirty (30) days after written notice from Seadrift specifying the nature of such default. For purposes of this subdivision B (ii), no default on the part of POC in performance of work required to be performed or acts to be done shall be deemed to exist if, after receipt of the aforesaid notice from Seadrift, POC diligently takes action to rectify the same and prosecutes such action to completion with reasonable diligence, subject, however, to unavoidable delays.

15.2  In case of any such default under Section 15.1 B and at any time thereafter following the expiration of the respective grace periods above-mentioned, Seadrift may terminate this Agreement as of a specified date by giving POC written notice not less than thirty (30) days prior to the specified date of termination and this Agreement shall expire on the date so specified as if that date had been fixed as the expiration date of the Term of this Agreement. However, a default under Section 15.1 B shall be deemed waived if such default is made good before the date specified for termination in the notice of termination.

15.3  The rights set forth in this Article 15 shall not be the exclusive remedy of Seadrift but shall be cumulative and in addition to any other rights or remedies permitted at law or equity.

XVI. FIRE AND CASUALTY

16.1  In the event of any damage to or destruction of the Pipeline Facilities by fire or other casualty occurrences so that all or any portion is rendered substantially unfit for its normal use and cannot be repaired within thirty (30) days from the date of such occurrence, then POC's obligations hereunder, to the extent affected by any such occurrence, shall be suspended until Sea drift completes the repair and restoration of the affected portion of the Pipeline Facilities to substantially the same condition as existed prior to such occurrence using reasonable speed and dispatch. POC shall have the right to review the plans and specifications, the identity of the contractor and projected cost of such work, and to submit comments to Sea drift prior to the commencement thereof; provided, however, that POC shall submit its comments regarding such work to Seadrift within thirty (30) days after its receipt of the applicable documents relating to the work. Seadrift shall make a good faith effort to address the concerns raised by POC in its comments, but Seadrift shall not be bound by such comments.

16.2  In the event of any damage to or destruction of all or a portion of the Pipeline Facilities by an occurrence other than fire or other casualty occurrence as provided in Section 16.1, then Seadrift shall repair and restore the affected portion of the Pipeline Facilities to substantially the same condition as existed prior to such occurrence using reasonable speed and dispatch and POC shall promptly reimburse Seadrift for the actual cost of such work less the insurance proceeds payable under Section 12.5, if any; provided, however, that prior to the commencement of such work, POC shall have the right to review the plans and specifications, the identity of the contractor, and projected costs therefore. POC shall be entitled to submit comments to Seadrift regarding such work, provided that such comments are submitted within thirty (30) days after its receipt of the applicable documents relating to the work. Seadrift shall make a good faith effort to address the concerns raised by POC in its comments, but Seadrift shall not be bound by such comments.

16.3  POC understands that Seadrift may be required to remove all Product from the affected portion of the Pipeline Facilities, by purging, flaring or otherwise, and to remove or eliminate any nuisance or dangerous, harmful, or unhealthful condition arising out of such fire or other occurrence. Seadrift shall not be responsible to POC for Product so removed and POC shall promptly reimburse Seadrift for the actual cost of such work less the insurance proceeds payable under Section 12.5, if any.

XVII. CONDEMNATION

17.1  If due to any condemnation or taking by any public or quasi-public authority or other party having the right of eminent domain, (i) any part of the Pipeline Facilities is taken, or (ii) access to any material part of the Pipeline Facilities is denied, then and in any of the aforesaid events, the Term of this Agreement shall, at the option of Seadrift or POC, cease and become null and void from the date when the party exercising the power of eminent domain actually takes or interferes with the use of the Pipeline Facilities or denies access thereto; provided, however, that in the event of any condemnation or other taking of part of the right-of-way for the Pipeline Facilities, Seadrift shall make reasonable, good faith efforts to acquire alternative right-of-way segments so as to maintain this Agreement in effect, and to refrain from exercising its termination option pursuant to this Section 17.1; and, provided further, that POC's obligations hereunder, to the extent affected by such condemnation or taking, shall be suspended until the use of the Pipeline Facilities is restored by Seadrift. If Seadrift is unable to acquire alternative right-of-way segments, then, prior to exercising its termination option hereunder, Seadrift shall so notify POC and give POC a reasonable opportunity to try to secure such alternative right-of-way segments on behalf of Seadrift, at Seadrift's expense, or to obtain its own rights-of-way and to construct its own pipeline, at its expense, to be connected to the Pipeline Facilities.

17.2  In the event of any partial taking which does not cause a termination of this Agreement pursuant to Section 17.1, then this Agreement shall remain in full force and effect.

17.3  In no event shall POC have or make any claim against Seadrift for damages or awards with respect to such condemnation or taking as provided in Sections 17.1 or 17.2. After any condemnation or other taking as specified in Sections 17.1 or 17.2, which does not result in a termination of this Agreement, Seadrift shall, at its sole cost and expense, to the extent permitted by applicable law and as the same may be practicable due to the configuration of the Pipeline Facilities, make such repairs and alterations in order to restore the remainder of the Pipeline Facilities to the same condition as existed prior to the condemnation or taking.

XVIII. NOTICES

Any notices or communications required or permitted hereunder shall be deemed sufficiently given if delivered in person or sent by telecopy or overnight delivery by the United States Postal Service, certified mail, postage prepaid, return receipt requested, to the respective parties at the following addresses:

If to Seadrift:

400 West Sam Houston Pkwy South
P.O. Box 3387
Houston, TX 77253
Phone 713-978-3470
Fax 713-978-3670
E-mail wilsontw@dow.com

If to POC:

Penn Octane Corporation
Two Memorial Plaza
820 Gessner, Ste. 1285
Houston, TX 77024
Attn: President
Phone: 713-467-8235
Fax : 713-467-8258

The date of delivery in person or by mail receipt as evidenced by the stamped postal receipt shall be deemed to be the date on which any such notice is given. Either party may change the persons or addresses to which notice or other communications are to be sent by giving written notice of any such changes in the manner provided herein for giving notice.

XIX. COVENANT AGAINST LIENS

POC shall not encumber, or suffer or permit to be encumbered, the Pipeline Facilities or the leasehold estate created hereby by any lien, charge or encumbrance, and POC shall have no authority or right to mortgage or hypothecate this Agreement, the leasehold estate created hereby, or the Pipeline Facilities in any way whatsoever. The violation of this Article 19 shall be considered a breach of this Agreement. Within ten (10) days after notice thereof, POC shall satisfy or otherwise cause to be removed of record any mechanic's, material men's, or other lien or encumbrance filed against the Pipeline Facilities arising out of its occupancy or use thereof.

XX. CONDITION OF PIPELINE FACILITIES

20.1  POC has inspected the Pipeline Facilities and accepts the same "as is", without any reliance upon any representation, warranty, or guarantee, either express or implied, by Seadrift, its employees, or agents.

20.2  POC has inspected the Pipeline Facilities with respect to the safe and proper transportation of the Product and is satisfied that the Pipeline Facilities are in good and sufficient condition and state of repair for such purposes.

20.3  Except as otherwise specifically set forth herein, SEADRIFT MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO THE PIPELINE FACILITIES, NO WARRANTY OR GUARANTEE SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE (OTHER THAN THE WARRANTY OF TITLE AS PROVIDED UNDER THE UNIFORM COMMERCIAL CODE) OR OTHERWISE AS TO THE PIPELINE FACILITIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

XXI. TENANT'S CERTIFICATE

POC shall, at any time and from time to time, within ten (10) days after Seadrift's written request, execute, acknowledge, and deliver to Seadrift a written instrument in recordable form certifying that this Agreement is in full force and effect, and if modified, stating the modification and the dates to which the fees and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of POC, Seadrift is in default in the performance of any covenant, agreement, or condition contained in this Agreement and, if so, specifying each such default of which POC may have knowledge. POC shall be entitled to receive a similar certificate from Seadrift according to the provisions of this Section 21, mutates mutandis.

XXII. FORCE MAJEURE

Except for the obligations of POC to pay fees and other charges as provided in this Agreement, the period of time during which Seadrift or POC is prevented from performing any act required to be performed under this Agreement, by reasons of fire, flood, hurricane, strikes, lock-outs, or other industrial disturbances, explosions, civil commotion, acts of God or the public enemy, government prohibitions or preemptions, embargoes, inability to obtain material or labor, the act or default of the other party, as the case may be, and which event makes performance hereunder commercially impracticable, shall be added to the time for performance of such act.

XXIII. QUIET ENJOYMENT

If and so long as POC shall pay the fees reserved hereunder and shall perform and observe all the terms, covenants, and conditions on the part of POC to be performed and observed, Seadrift covenants that POC shall lawfully and quietly hold, use, operate, and enjoy the Pipeline Facilities, subject, however, to the provisions of this Agreement and the Underlying Agreements.

XXIV. WAIVER

No consent or waiver, express, or implied, by Seadrift to or of any breach or default in the performance by POC of POC's obligations hereunder shall be deemed or construed to be a consent or a waiver of any other breach or default in the performance by POC of the same or any other obligations of POC hereunder Failure on the part of Seadrift to complain of any act or failure to act of POC or to declare POC in default, regardless of how long such act or failure continues, shall not constitute a waiver by Seadrift of its rights hereunder.

XXV. COMPLIANCE WITH UNDERLYING AGREEMENTS

Except as otherwise specifically set forth in Section 9.1, POC shall comply fully with all terms, covenants, conditions, and provisions of the Underlying Agreements and shall not cause or permit any default thereunder or violation thereof. POC shall indemnify and hold harmless Seadrift from any breach or violation of this Article 25 in accordance with Section 12.1.

XXVI. BROKERAGE FEES

Seadrift and POC acknowledge that no finder or real estate broker or agent or other party is entitled to any brokerage fee, commission, or other compensation on account of this Agreement or any transaction contemplated hereunder. POC shall indemnify and hold harmless Seadrift from all claims, damages, loss, or liability of Seadrift for any brokerage fee, commission, or other compensation owing to any party claiming to represent POC hereunder. Seadrift shall indemnify and hold harmless POC from all claims, damages, loss or liability of POC for any brokerage fee, commission or other compensation owing to any party claiming to represent Seadrift hereunder.

XXVII. INSPECTION BY LANDLORD

During normal business hours and upon reasonable prior notice, and at any time in the event of emergency, POC shall permit the authorized representatives of Seadrift to inspect the Pipeline Facilities. Any exercise of said inspection rights shall not be in derogation of any Operation or other obligations of POC or impose on Seadrift the obligation to perform any remedial or other activities.

XXVIII. CAPTIONS

The captions of the sections of this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

XXIX. GOVERNING LAW

The validity, interpretation, and performance of this Agreement shall be governed according to the laws of the State of Texas applicable to agreements made and to be performed entirely by the state.

XXX. ENTIRE AGREEMENT

30.1  This Agreement contains all the promises, agreements, conditions, and understandings between Seadrift and POC with respect to the Pipeline Facilities, and there are no promises, agreements, conditions, or understandings, either written or oral, between them as to such matters other than as set forth herein. No amendment, modification, or addition to this Agreement shall be effective unless it is contained in a written agreement executed by authorized representatives of both parties.

30.2  The covenants, conditions, and agreements contained in this Agreement shall bind and inure to the benefits of the parties hereto and their respective successors and permitted assigns.

30.3  This Agreement may not be assigned by POC without the prior written consent of Seadrift, which consent shall not be unreasonably withheld. Any purported assignment without such approval shall be null and void. Seadrift may assign this Agreement to any entity that accedes to Seadrift's ownership interest in the Pipeline Facilities upon notice to POC.

IN WITNESS THEREOF, the parties have caused this Pipeline Lease Agreement to be executed by their duly authorized officers as of the day and year first above written.

SEADRIFT PIPELINE CORPORATION		PENN OCTANE CORPORATION

/s/ Charles Handly
By:	/s/ Kevin C. Weyer	By:	Charles Handly
Title:	President	Title:	President